UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 31, 2014

BioTelemetry, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-55039	46-2568498
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Cedar Hollow Road Malvern, PA	19355
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 729-7000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.             Entry into a Material Definitive Agreement.

On January 31, 2014, BioTelemetry, Inc. (the “Company”), through its wholly-owned subsidiary CardioNet, LLC (“CardioNet”), acquired Mednet Healthcare Technologies, Inc., Heartcare Corporation of America, Inc., Universal Medical, Inc., and Universal Medical Laboratory, Inc. (together, the “Mednet entities”) from Frank Movizzo (“Seller”), pursuant to the terms and conditions of a Stock Purchase Agreement among CardioNet, the Mednet entities and Mr. Movizzo (the “Purchase Agreement”).

Pursuant to the terms of the Purchase Agreement, CardioNet purchased all of the outstanding capital stock of the Mednet entities from the Seller for consideration of $5.5 million in cash and 96,649 shares of the Company’s common stock.  In addition, as a result of the acquisition, the Company, through CardioNet, assumed outstanding secured debt of the Mednet entities in the aggregate amount of approximately $10 million, including interest.  The notes evidencing the debt are secured by all the assets of the Mednet entities, bear interest at fixed rates ranging from 5.25% to 5.50% per annum, and have maturity dates ranging from July 1, 2014 to July 1, 2016.  The loan agreement governing the notes contains customary provisions regarding events of default.  The Company is in discussion with third party lenders to refinance this debt.

The Purchase Agreement includes a five-year commitment of the Seller not to compete with the business of the Mednet entities and not to solicit employees, customers or suppliers of the Mednet entities.  The Purchase Agreement also contains customary representations and warranties, post-closing covenants and mutual indemnification obligations for, among other things, inaccuracy or breach of any representation or warranty and any breach or non-fulfillment of any covenant.

The Purchase Agreement was entered into following the entry of a consent judgment in connection with the Company’s patent infringement action originally filed in the U.S. District Court for the Eastern District of Pennsylvania in May 2012 against the Mednet entities and other companies.  The consent judgment declared that the Mednet entities infringed five patents owned by the Company and its subsidiary, Braemar Manufacturing, LLC, and that all five patents are valid.

A copy of the Purchase Agreement is attached hereto as Exhibit 2.1 and is incorporated by reference into this Item 1.01.  The foregoing description of the Purchase Agreement and the acquisition of the Mednet entities is qualified in its entirety by reference to the full text of the Purchase Agreement.

Item 2.03.                                        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure provided in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01.             Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit No.	Description

* 2.1

Stock Purchase Agreement by and among CardioNet, LLC, Mednet Healthcare Technologies, Inc., Heartcare Corporation of America, Inc., Universal Medical, Inc., Universal Medical Laboratory, Inc. and Frank Movizzo, dated as of January 31, 2014

*                                         The schedules and exhibits to the Stock Purchase Agreement are not filed herewith. The Stock Purchase Agreement contains a list briefly identifying the contents of the schedules and exhibits to such document. The Registrant undertakes to furnish supplementally a copy of any omitted schedule and exhibit to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioTelemetry, Inc.

	By:	/s/ Peter Ferola
Peter Ferola
Senior Vice President and General Counsel
Date: February 3, 2014

Exhibit Index

Exhibit No.	Description

* 2.1

Stock Purchase Agreement by and among CardioNet, LLC, Mednet Healthcare Technologies, Inc., Heartcare Corporation of America, Inc., Universal Medical, Inc., Universal Medical Laboratory, Inc. and Frank Movizzo, dated as of January 31, 2014

*  The schedules and exhibits to the Stock Purchase Agreement are not filed herewith.  The Stock Purchase Agreement contains a list briefly identifying the contents of the schedules and exhibits to such document. The Registrant undertakes to furnish supplementally a copy of any omitted schedule and exhibit to the Securities and Exchange Commission upon request.